EXHIBIT 99.1

Ventas, Inc.        10350 Ormsby Park Place, Ste 300        Louisville, Kentucky 40223        (502) 357.9000        (502) 357.9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Senior Vice President and CFO
(502) 357-9000

VENTAS THIRD QUARTER NORMALIZED FFO RISES 24 PERCENT TO $39.8 MILLION;

PER SHARE NORMALIZED FFO INCREASES 18 PERCENT TO $0.47 PER SHARE

Company Updates 2004 Normalized FFO Guidance to $1.78 to $1.80 Per Share

Issues 2005 Normalized FFO Guidance of $1.89 to $1.93 Per Share

LOUISVILLE, KY (October 27, 2004) – Ventas, Inc. (NYSE:VTR) (“Ventas” or the “Company”) said today that third quarter 2004 normalized Funds from Operations (“FFO”) rose 24 percent to $39.8 million, compared with $32.2 million in the third quarter 2003. Normalized FFO per diluted share in the third quarter 2004 increased 18 percent to $0.47 from $0.40 per diluted share for the comparable 2003 period. In the third quarter ended September 30, 2004, the Company had 84.9 million weighted average diluted shares outstanding, compared to 80.3 million weighted average diluted shares outstanding a year earlier.

Normalized FFO for the nine months ended September 30, 2004 was $111.6 million, or $1.33 per diluted share, a 22 percent increase from $91.3 million, or $1.14 per diluted share, for the comparable 2003 period.

Normalized FFO for all periods excludes the benefit of a $20.2 million reversal of a previously recorded contingent liability, which increased operating income in the first quarter of 2003, an $8.1 million and a $9.0 million gain on sales of common stock of the Company’s primary tenant, Kindred Healthcare, Inc. (NYSE:KND) (“Kindred”), which the Company realized during the three and nine months ended September 30, 2003, respectively, and a $1.4 million loss on extinguishment of debt recognized during the third quarter of 2004 due to the Company’s refinancing of its credit facility.

The third quarter and first nine months of 2004 benefited from the Company’s recent acquisition activity and increased rent from its master lease agreements with Kindred.

“Our shareholders will benefit from another quarter of excellent growth. Normalized FFO rose 18 percent per share and we improved our future earnings power by completing two important capital markets transactions,” Chairman, President and CEO Debra A. Cafaro said. “With our

Ventas Reports Third Quarter Normalized FFO Rises 24 Percent

October 27, 2004

new bank facility and senior note offering completed on attractive terms, Ventas has a strong platform to support its further investment in healthcare and senior housing assets and enhance its ability to create long-term value for shareholders.”

GAAP NET INCOME

Ventas reported third quarter 2004 net income of $25.3 million, or $0.30 per diluted share. In the third quarter of 2003, Ventas reported net income of $32.2 million, or $0.40 per diluted share, after discontinued operations of $1.8 million, or $0.02 per diluted share, related to the sale of 27 facilities.

Net income for the nine months ended September 30, 2004 was $74.2 million, or $0.88 per diluted share, compared with net income for the nine months ended September 30, 2003 of $85.6 million, or $1.07 per diluted share, after discontinued operations of $4.2 million, or $0.05 per diluted share.

THIRD QUARTER HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	Two of Ventas’s wholly owned subsidiaries issued $125 million of 6-5/8 percent unsecured senior notes, maturing on October 15, 2014, locking in the Company’s long-term debt costs and giving it greater capacity to continue its growth and diversification plan. Proceeds were used to pay down borrowings under the Company’s revolving credit facility.

•	Ventas closed its new $300 million secured revolving credit facility initially priced at 125 basis points over LIBOR, significantly better than its previous revolving credit facility which was initially priced at 275 basis points over LIBOR. The improvement reflects upgrades in the Company’s credit ratings, the success of its diversification program, increased cash flows and profits, and lower leverage. Ventas currently has $36.0 million drawn under this facility.

•	Ventas entered into a sale/leaseback transaction with Summerville Senior Living, Inc. on two assisted living facilities located in Ohio and Connecticut containing 166 units. The purchase price was $26.8 million, and cash rent on these investments approximates 9.15 percent, increasing annually by approximately 2.5 percent over the term of the lease.

•	Ventas also invested $15.7 million in the acquisition of five medical office buildings (MOBs), one in Texas and four in Florida. The MOBs are projected to produce a yield in excess of 9 percent. One of these assets was acquired on October 7, 2004.

•	With the completed acquisitions, annualized expected rent from Kindred represents approximately 79 percent of the Company’s annualized expected revenue, assuming a full quarter effect of all acquisitions. Annualized rent from market rate, non-government reimbursed assets in the Company’s portfolio represents 14 percent of the Company’s annualized expected revenue, on the same basis. These assets include independent living facilities, assisted living facilities and medical/office buildings.

•	In addition, assets leased to Kindred now represent 68 percent of the Company’s total assets, measured on a gross book value basis.

•	Ventas said its acquisition pipeline remains active, with approximately $100 million of additional senior housing and healthcare assets under contract and/or nonbinding letters of intent. The anticipated yield on these investments is at least 9 percent. While the Company expects these acquisitions to close, there can be no assurances that these transactions will be completed, or if they are completed, when they might occur.

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Ventas Reports Third Quarter Normalized FFO Rises 24 Percent

October 27, 2004

•	The Company maintained a strong balance sheet at September 30, 2004, with a third quarter pro forma annualized net debt-to-EBITDA ratio of 3.7 times.

•	Ventas appointed Christopher T. Hannon, Senior Vice President and Chief Financial Officer of Province Healthcare Company (NYSE:PRV), to its Board of Directors, where he will serve on the Company’s Audit and Compliance Committee. Hannon’s election underscores Ventas’s ongoing commitment to an independent, experienced Board of Directors and best practices in corporate governance.

•	The 227 skilled nursing facilities and hospitals leased by the Company to its primary tenant, Kindred, produced EBITDAR to rent coverage of 1.7 times (after management fees) for the trailing twelve month period ended June 30, 2004 (the latest date available). Further information detailing these rent coverages is contained on a schedule attached to this Press Release.

•	Ventas obtained a disbursement of $750,000 from its joint tax escrow with Kindred, which contains proceeds of various refunds for the pre-1999 tax periods.

THIRD QUARTER 2004 RESULTS

Rental revenue for the quarter ended September 30, 2004 was $60.7 million, of which $49.0 million (or 80.7 percent) resulted from leases with Kindred. Third quarter expenses totaled $36.3 million, and included $13.3 million of depreciation expense and $16.9 million of interest expense. General and administrative and professional expenses for the 2004 third quarter totaled $4.0 million. Property level operating expenses for the period were $0.4 million.

NINE MONTH 2004 RESULTS

Rental revenue for the nine months ended September 30, 2004 was $172.6 million, of which $144.8 million (or 83.9 percent) resulted from leases with Kindred. Expenses for the nine months ended September 30, 2004 totaled $101.4 million and included $36.2 million of depreciation expense, $49.3 million of interest expense and $12.8 million of general and administrative and professional expenses. Property level operating expenses for the period were $0.9 million.

VENTAS UPDATES 2004 NORMALIZED FFO GUIDANCE AND ISSUES 2005 GUIDANCE

Ventas also stated that it expects 2004 normalized FFO to be between $1.78 and $1.80 per diluted share, updated from the previous guidance of $1.75 to $1.79 per diluted share.

The Company also said it expects to achieve 2005 normalized FFO of between $1.89 and $1.93 per diluted share.

The Company’s normalized FFO guidance assumes that all of the Company’s tenants and borrowers continue to meet all of their obligations to the Company and that the Company closes all acquisitions currently subject to contract and/or non-binding letters of intent by March 31, 2005. There can be no assurance that these transactions will occur or when they will occur. Any failure or delay in completing these transactions could reduce the amount of 2004 and 2005 FFO that Ventas actually achieves.

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Ventas Reports Third Quarter Normalized FFO Rises 24 Percent

October 27, 2004

In addition to the previously stated assumptions, the Company’s normalized FFO guidance (and related GAAP earnings projections) for all periods exclude gains and losses on the sales of assets, and the impact of additional, unannounced future acquisitions, divestitures and capital transactions. Its guidance also excludes the future impact of (a) any expense the Company records for non-cash “swap ineffectiveness,” and (b) any expenses related to asset impairment, the write-off of unamortized deferred financing fees or additional costs, expenses or premiums incurred as a result of early debt retirement.

The Company’s normalized FFO guidance is based on a number of other assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results. Reconciliation of the Company’s normalized FFO guidance to the Company’s projected GAAP earnings is provided on a schedule attached to this Press Release. The Company may from time to time update its publicly announced normalized FFO guidance, but it is not obligated to do so.

THIRD QUARTER CONFERENCE CALL

Ventas will hold a conference call to discuss this earnings release on Thursday, October 28, 2004, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call is being web cast by CCBN and can be accessed at the Ventas website at www.ventasreit.com or www.fulldisclosure.com. An online replay of the web cast will be available at approximately 11:00 a.m. Eastern Time and will be archived for thirty (30) days.

Ventas, Inc. is a leading healthcare real estate investment trust that owns healthcare and senior housing assets in 39 states. Its properties include 42 hospitals, 201 skilled nursing facilities, 29 assisted and independent living facilities, 8 medical/office buildings and 8 other healthcare assets. More information about Ventas can be found on its website at www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements.

Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission (the “Commission”). Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred Healthcare, Inc. (“Kindred”) and certain of its affiliates to continue to meet and/or perform their obligations under their contractual arrangements with the Company and the Company’s subsidiaries, including without limitation the lease agreements and various agreements entered into by the Company and Kindred at the time of the Company’s spin off of Kindred on May 1, 1998 (the “1998 Spin Off”), as such agreements may have been amended and restated in connection with Kindred’s emergence from bankruptcy on April 20, 2001, (b) the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company’s other operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite,

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Ventas Reports Third Quarter Normalized FFO Rises 24 Percent

October 27, 2004

consummate and integrate diversifying acquisitions or investments, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company’s operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement, (m) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, (n) final determination of the Company’s taxable net income for the year ending December 31, 2004, (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants, and (p) the impact on the liquidity, financial condition and results of operations of Kindred and the Company’s other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and the Company’s other operators to accurately estimate the magnitude of such liabilities. Many of such factors are beyond the control of the Company and its management.

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Ventas Reports Third Quarter Normalized FFO Rises 24 Percent

October 27, 2004

CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2004, June 30, 2004, March 31, 2004 and December 31, 2003

(In thousands)

	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Assets
Real estate investments:
Land	$140,969	$136,634	$132,433	$104,300
Building and improvements	1,333,310	1,299,660	1,233,827	985,881

	1,474,279	1,436,294	1,366,260	1,090,181
Accumulated depreciation	(444,859)	(431,707)	(419,664)	(408,891)

Total net real estate property	1,029,420	1,004,587	946,596	681,290
Loan receivable, net	16,309	16,423	16,437	16,455

Total net real estate investments	1,045,729	1,021,010	963,033	697,745
Cash and cash equivalents	3,805	8,880	1,723	82,104
Restricted cash	16,757	18,358	18,984	7,575
Deferred financing costs, net	11,738	11,423	12,443	13,465
Notes receivable from employees	3,269	3,251	3,609	3,772
Other	10,047	10,081	7,527	8,189

Total assets	$1,091,345	$1,073,003	$1,007,319	$812,850

Liabilities and stockholders’ equity
Liabilities:
Senior Notes payable and other debt	$853,774	$851,675	$782,362	$640,562
Deferred revenue	13,536	14,204	14,718	15,308
Interest rate swap agreements	21,133	18,251	32,041	27,868
Accrued dividend	—	—	—	21,614
Accrued interest	15,261	6,718	14,525	5,821
Accounts payable and other accrued liabilities	27,074	22,133	19,386	14,968
Deferred income taxes	30,394	30,394	30,394	30,394

Total liabilities	961,172	943,375	893,426	756,535

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 10,000 shares authorized, unissued	—	—	—	—
Common stock, $0.25 par value; authorized 180,000 shares; 84,934 shares issued at September 30, 2004	21,233	21,190	21,157	20,652
Capital in excess of par value	204,393	201,482	199,945	162,466
Unearned compensation on restricted stock	(968)	(1,235)	(1,339)	(748)
Accumulated other comprehensive loss	(13,588)	(10,129)	(23,341)	(18,294)
Retained earnings (deficit)	(64,473)	(62,377)	(60,740)	(56,790)

	146,597	148,931	135,682	107,286
Treasury stock, 586 shares at September 30, 2004	(16,424)	(19,303)	(21,789)	(50,971)

Total stockholders’ equity	130,173	129,628	113,893	56,315

Total liabilities and stockholders’ equity.	$1,091,345	$1,073,003	$1,007,319	$812,850

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Ventas Reports Third Quarter Normalized FFO Rises 24 Percent

October 27, 2004

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Nine Months Ended September 30, 2004 and 2003

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Rental income	$60,656	$49,355	$172,606	$141,824
Interest income from loan receivable	763	766	2,274	2,271
Interest and other income	189	280	772	1,325

Total revenues	61,608	50,401	175,652	145,420
Expenses:
Property level operating expenses	372	—	869	—
General and administrative	3,563	3,136	10,947	9,356
Professional fees	484	416	1,854	1,878
Reversal of contingent liability	—	—	—	(20,164)
Amortization of restricted stock grants	321	309	871	910
Depreciation	13,255	9,952	36,249	29,805
Interest	16,946	14,313	49,266	45,907
Loss on extinguishment of debt	1,370	—	1,370	—
Swap ineffectiveness	—	—	—	369
Interest on United States Settlement	—	—	—	4,943

Total expenses	36,311	28,126	101,426	73,004

Operating income	25,297	22,275	74,226	72,416
Gain on sale of Kindred common stock	—	8,117	—	9,039

Income before discontinued operations	25,297	30,392	74,226	81,455
Discontinued operations	—	1,820	—	4,174

Net income	$25,297	$32,212	$74,226	$85,629

Earnings per common share:
Basic:
Income before discontinued operations	$0.30	$0.38	$0.89	$1.03
Net income	$0.30	$0.41	$0.89	$1.08
Diluted:
Income before discontinued operations	$0.30	$0.38	$0.88	$1.02
Net income	$0.30	$0.40	$0.88	$1.07

Shares used in computing earnings per common share:
Basic	84,073	79,389	83,202	79,055
Diluted	84,889	80,258	84,074	79,711

Dividend declared per common share	$0.3250	$0.2675	$0.9750	$0.8025

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Ventas Reports Third Quarter Normalized FFO Rises 24 Percent

October 27, 2004

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2004 and 2003

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$74,226	$85,629
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (including discontinued operations)	36,249	31,837
Amortization of deferred financing costs	3,016	3,068
Amortization of restricted stock grants	871	910
Reversal of contingent liability	—	(20,164)
Normalized rents	(1,728)	(115)
Gain on sale of Kindred common stock	—	(9,039)
Loss on extinguishment of debt	1,370	—
Loss on sale of real estate assets (included in discontinued operations)	—	3,189
Loss on impairment of asset (included in discontinued operations)	—	845
Amortization of deferred revenue	(1,886)	(2,671)
Non-cash interest on the United States Settlement	—	2,655
Other	(1,907)	(2,437)
Changes in operating assets and liabilities:
(Increase) decrease in restricted cash	(12)	11,923
Increase in other assets	(829)	(586)
Increase in accrued interest	9,440	6,718
Increase (decrease) in accounts payable and accrued and other Liabilities	5,745	(3,914)

Net cash provided by operating activities	124,555	107,848
Cash flows from investing activities:
Net investment in real estate property	(280,666)	—
Net proceeds from sale of real estate	—	61,159
Proceeds from sale of Kindred common stock	—	20,223
Proceeds from loan receivable	260	151
Purchase of furniture and equipment	(170)	(258)
Decrease in proceeds from notes receivable from employees	503	317

Net cash (used in) provided by investing activities	(280,073)	81,592
Cash flows from financing activities:
Net change in borrowings under revolving line of credit facility	173,500	(26,450)
Purchase of Senior Notes	—	(37,366)
Repayment of debt	(65,915)	(1,897)
Payment on the United States Settlement	—	(46,647)
Payment of deferred financing costs	(2,659)	(40)
Issuance of common stock	58,903	10,847
Proceeds from stock option exercises	16,913	—
Cash dividends to stockholders	(103,523)	(80,247)

Net cash provided by (used in) financing activities	77,219	(181,800)

Net (decrease) increase in cash and cash equivalents	(78,299)	7,640
Cash and cash equivalents at beginning of period	82,104	2,455

Cash and cash equivalents at end of period	$3,805	$10,095

Supplemental schedule of noncash activities:
Assets and liabilities assumed from acquisitions:
Real estate investments	$103,432	$—
Restricted cash	9,170	—
Other assets acquired	206	—
Debt	105,627	—
Other liabilities assumed	7,181	—

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Ventas Reports Third Quarter Normalized FFO Rises 24 Percent

October 27, 2004

SUPPLEMENTAL DATA

Funds from Operations

FFO and normalized FFO for the three and nine months ended September 30, 2004 and 2003 (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net income	$25,297	$32,212	$74,226	$85,629
Adjustments:
Depreciation on real estate assets	13,153	9,878	35,968	29,603
Other items:
Discontinued operations:
Depreciation on real estate assets	—	286	—	2,032
(Gain) loss on sale of real estate	—	(2,065)	—	3,189

FFO	38,450	40,311	110,194	120,453

Realized gain on sale of Kindred common stock	—	(8,117)	—	(9,039)
Reversal of contingent liability	—	—	—	(20,164)
Loss on extinguishment of debt	1,370	—	1,370	—

Normalized FFO	$39,820	$32,194	$111,564	$91,250

Per diluted share:
Net income	$0.30	$0.40	$0.88	$1.07
Adjustments:
Depreciation on real estate assets	0.15	0.12	0.43	0.37
Other items:
Discontinued operations:
Depreciation on real estate assets	—	0.01	—	0.03
(Gain) loss on sale of real estate	—	(0.03)	—	0.04

FFO	0.45	0.50	1.31	1.51

Realized gain on sale of Kindred common stock	—	(0.10)	—	(0.11)
Reversal of contingent liability	—	—	—	(0.26)
Loss on extinguishment of debt	0.02	—	0.02	—

Normalized FFO	$0.47	$0.40	$1.33	$1.14

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Ventas Reports Third Quarter Normalized FFO Rises 24 Percent

October 27, 2004

Projected FFO per diluted share for the year ended:

	NEW GUIDANCE			PRIOR GUIDANCE			GUIDANCE
	December 31, 2004			December 31, 2004			December 31, 2005
Net income	$1.18	–	$1.20	$1.18	–	$1.22	$1.25	–	$1.28
Adjustments:
Depreciation on real estate assets	0.58	–	0.58	0.57	–	0.57	0.64	–	0.65

FFO	1.76	–	1.78	1.75	–	1.79	1.89	–	1.93
Loss on extinguishment of debt	0.02	–	0.02	—	–	—	—	–	—

Normalized FFO	$1.78	–	$1.80	$1.75	–	$1.79	$1.89	–	$1.93

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, the Company considers FFO an appropriate measure of performance of an equity REIT and uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as net income, computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP) or as a measure of the Company’s liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be examined in conjunction with net income as presented elsewhere in this Press Release.

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Ventas Reports Third Quarter Normalized FFO Rises 24 Percent

October 27, 2004

Pro Forma Net Debt to EBITDA

The following pro forma information considers the effect on net income, interest and depreciation as if the Company had consummated the acquisition of the six properties during the third quarter 2004 as of the beginning of the three month period ended September 30, 2004. The following table illustrates net debt to pro forma earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the three months ended September 30, 2004 (dollars in thousands):

Three Months Ended September 30, 2004
Pro forma net income	$25,663
Add back:
Pro forma interest	17,264
Pro forma depreciation	12,887
Loss on extinguishment of debt	1,370
Amortization of restricted stock grants	321

Pro forma EBITDA	$57,505

Pro forma annualized EBITDA	$230,020

Debt	$853,774
Cash	(3,805)
Restricted cash pertaining to debt	(6,992)

Net debt	$842,977

Net debt to pro forma annualized EBITDA	3.7x

The Company considers EBITDA a profitability measure which indicates the Company’s ability to service debt. The Company considers the Net Debt to EBITDA ratio a useful measure to evaluate the Company’s ability to pay its indebtedness. EBITDA presented herein is not necessarily comparable to EBITDA presented by other companies due to the fact that not all companies use the same definition. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Company’s liquidity, nor is EBITDA necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, EBITDA should be examined in conjunction with net income as presented elsewhere in this Press Release.

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Ventas Reports Third Quarter Normalized FFO Rises 24 Percent

October 27, 2004

Portfolio of Properties

The following information provides an overview of the Company’s portfolio of healthcare properties as of and for the nine months ended September 30, 2004 (dollars in thousands):

	As of and for the Nine Months Ended September 30, 2004
Portfolio by Type	# of Properties	# of Beds/Units	Revenue	Percent of Revenue	# of States
Healthcare properties:
Skilled nursing facilities	201	25,551	$101,197	58.6%	31
Hospitals	42	3,635	53,713	31.1%	19
Senior housing facilities	29	3,463	14,961	8.7%	13
Other facilities	15	122	2,735	1.6%	4

Total	287	32,771	$172,606	100.0%	39

Other real estate investments:
Loan receivable	25	1,983	$2,274

Kindred Coverage Ratios

The following is based on data provided by Kindred to the Company or obtained from Kindred’s public filings. This information reflects Kindred’s EBITDARM and EBITDAR coverage by Master Lease:

Master Lease	TTM[1] EBITDARM Coverage[2]	TTM[1] EBITDAR Coverage[3]
1	2.9	2.2
2	2.7	2.1
3	2.1	1.4
4	1.9	1.3
5	1.9	1.4

Portfolio	2.3	1.7

1 Trailing Twelve Months EBITDARM and EBITDAR for the period ended June 30, 2004 (the latest available data provided by Kindred) to the Company’s Trailing Twelve Months cash rental revenue.

2 Coverage reflects the ratio of Kindred’s EBITDARM to rent. EBITDARM is defined as earnings before interest, income taxes, depreciation, amortization and rent. In the calculation of Trailing Twelve Months EBITDARM, intercompany profit pertaining to Kindred’s new PeopleFirst Rehabilitation Division for the six months ended June 30, 2004 has been eliminated from purchased ancillary expenses within the Ventas skilled nursing portfolio.

3 Coverage reflects the ratio of Kindred’s EBITDAR to rent. EBITDAR is defined as earnings before interest, income taxes, depreciation, amortization and rent but after deducting a five percent management fee. In the calculation of Trailing Twelve Months EBITDAR, intercompany profit pertaining to Kindred’s new PeopleFirst Rehabilitation Division for the six months ended June 30, 2004 has been eliminated from purchased ancillary expenses within the Ventas skilled nursing portfolio.

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Ventas Reports Third Quarter Normalized FFO Rises 24 Percent

October 27, 2004

Scheduled Maturities of Borrowing Arrangements

The Company’s indebtedness has the following maturities as of September 30, 2004 (in thousands):

2004	$10,326
2005	4,623
2006	215,562
2007	175,179
2008	1,799
Thereafter	446,285

Total	$853,774

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